Exhibit 10.1

                  Purchase Order Financing Agreement dated June
                     2, 2003 between Kazi Management VI, LLC
                         and Quintek Technologies, Inc.


                       PURCHASE ORDER FINANCING AGREEMENT


This Purchase Order Financing Agreement ("Agreement") made as of June 2, 2003 between Kazi Management VI, LLC, a limited liability company duly organized under the laws of U.S. Virgin Islands with principal offices at One Flat Hill Road, St. Thomas, Virgin Islands 00802, ("Purchaser"), and Quintek Technologies, Inc., whose office is at 537 Constitution Avenue, Suite B, Camarillo, CA 93012 ("Seller").

                       I. R E C I T A L S
                          - - - - - - - -

         A. The Seller is desirous of selling to Purchaser, at a discount, orders to purchase desktop microfilm printers manufactured by Seller.

         B. The Purchaser has the wherewithal and desire to purchase the purchase orders from the Seller upon the terms and conditions as more fully set forth herein.

         NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

   1.01. Purchase Order Financing. Purchaser, on the terms and conditions hereinafter set forth, will purchase equipment purchase orders ("Qualified Purchase Orders", as hereinafter defined) in varying amounts from Seller from time to time during the period starting with the date of this Agreement up to but not including June 2, 2005 ("Termination Date") in an aggregate principal amount up to but not to exceed a total of $4,800,000 over the two year term of the Agreement. Purchaser agrees to purchase up to Two Hundred Thousand Dollars ($200,000) of Qualified Purchase Orders in any given month throughout the two
(2) year term of this Agreement. Purchaser will not be required to hold more than Two Hundred Thousand Dollars of outstanding Qualified Purchase Orders at any time.

1.02. Qualified Purchase Order. A purchase order is a Qualified Purchase Order if it is received from a profitable end user customer corporation (or other entity) with over Ten Million Dollars ($10,000,000) in annual revenues or a profitable dealer customer with over Three Million Dollars ($3,000,000) in annual revenues.

1.03. Purchase Order Sale Price. Perfected Purchase Orders (defined as Qualified Purchase Orders delivered to and accepted by customer) shall be purchased by the Purchaser at three percent (3%) discount to the Purchaser, or ninety seven percent (97%) of face value. Non-Perfected Purchase Orders (defined as Qualified Purchase Orders not yet shipped to customers) will be purchased by the Purchaser at ten percent (10%) discount to the Purchaser, or ninety percent (90%) of face value.

1.04. Funding of Sale. Purchaser agrees to pay Seller the purchase order sale price as determined by paragraph 1.03 above, and Seller shall have received said funds in its account, within three (3) days of Seller presenting a Qualified Purchase Order to Purchaser or Purchaser 's designated representative.

1.05 Right of Rejection. Purchaser shall have the right to reject Qualified Purchase Orders presented by Seller on the following grounds:

         o Purchaser has good reason to doubt Qualified Purchase Order status or financial solvency of customer

         o   Poor payment history of customer

         o Purchaser has inventory of more than Two Hundred Thousand Dollars ($200,000) of outstanding and unpaid purchase orders from Seller's customers.

In the event of rejection of a Qualified Purchase Order, Purchaser will notify Seller in writing of said rejection and reason(s) therefore within three (3) days of initial presentation of a Qualified Purchase Order by Seller.

1.06. Late Payment Penalty Fee. Seller will pay Purchaser a late payment fee as follows:

         o Perfected Purchase Orders not paid by customer to Purchaser within 30 days of purchase: Seller will pay Purchaser a late payment fee equal to Three Percent (3%) per month of the discounted purchase order sale price paid by Purchaser.

         o Non-Perfected Purchase Orders not paid by customer to Purchaser within 60 days of purchase: Seller will pay Purchaser a late payment fee equal to Five Percent (5%) per month of the discounted purchase order sale price paid by Purchaser.

Late payment fees may be paid in cash or Seller's common stock at the option of the Purchaser. If paid in common stock, the price of the common stock will be based on a fifty percent (50%) discount to the closing bid price of the common stock on the OTC Bulletin Board at either time of payment, at the option of the Purchaser.

1.07. Equity Fee. As an inducement for executing this Agreement the Seller shall issue to the Purchaser a warrant ("Warrant") to purchase One Million Five Hundred Thousand (1,500,000) shares of common stock of the Seller at the average closing price of Seller common stock on the OTC Bulletin Board for the 90 days prior to the execution of this Agreement. The Warrant, of the form attached hereto as Exhibit A, shall be exercisable for 5 years and shall have standard piggyback registration rights as described in the Registration Rights Agreement attached hereto as Exhibit B.

1.08. Bonus Warrant. Purchaser will receive additional warrants ("Additional Warrants") to purchase two (2) shares of common stock of the Seller for each dollar of Qualified Purchase Orders purchased and paid for by Purchaser. Calculation of the number of shares purchasable by Purchaser pursuant to the Additional Warrants shall be based on the price paid for Purchase Orders by Purchaser. Additional Warrants will be exercisable for five (5) years at an exercise price equal to the average closing price of Seller's common stock for the 90 days prior to the closing of the Purchase Order transaction they represent or a fifty percent (50%) discount to the closing price of Seller's common stock at the day of the closing of the transaction they represent, at the option of the Purchaser. Additional Warrants, of the form attached hereto as Exhibit C, shall have standard piggyback registration rights as described in the Registration Rights Agreement attached hereto as Exhibit B

1.09. Cancellation Penalty. If the Purchaser, without adequate reason, does not fund Qualified Purchase Orders and/or does not timely respond to the Seller's request for funding, Seller shall have the right to cancel the Warrant described in paragraph 1.07 above given to Purchaser as an inducement for executing this Agreement.

1.10. Maximum Holdings Protection. Notwithstanding anything herein to the contrary, if and to the extent that, on any date (the "Section 16 Determination Date"), the holding by Purchaser of any of the Warrants or Additional Warrants would result in Purchaser's becoming subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, by virtue of being deemed the "beneficial owner" of more than ten percent (10%) of the then outstanding shares of Common Stock of Seller, then Purchaser shall not have the right to exercise any portion of a Warrant or Additional Warrant as shall cause Purchaser to be deemed the beneficial owner of more than ten percent (10%) of the then outstanding shares of Common Stock of the Seller during the period ending sixty
(60) days after the Section 16 Determination Date. This limit on exercise shall be abrogated in the event of a merger or acquisition of the Seller.

1.11. Demand Registration Rights. Purchaser shall have the right to one (1) demand registration of the common stock underlying the Warrant and Additional Warrants accruing to Purchaser pursuant to this Agreement after Purchaser has purchased and paid Seller for $2,400,000 of Qualified Purchase Orders from Seller. Purchaser shall have the right to an additional one (1) demand registration of the common stock underlying the Warrant and Additional Warrants accruing to Purchaser pursuant to this Agreement after Purchaser has purchased and paid Seller for an additional $2,400,000 (for a total of $4,800,000) of Qualified Purchase Orders from Seller. The demand registration rights herein are described in the Registration Rights Agreement attached hereto as Exhibit B.

1.12. Share Availability. Purchaser understands and acknowledges that Seller currently is near the limit of authorized shares of common stock Seller may issue. Seller represents that it is in the process of seeking shareholder approval to amend its Articles of Incorporation to authorize issuance of more common shares. Thus, Seller will issue the Warrant and Additional Warrants to Purchaser upon amendment of its Articles of Incorporation to authorize issuance of more common shares.

1.13. Collateral Interest. Seller will effect a filing of form UCC 1, on behalf of Purchaser, on Qualified Purchase Orders purchased by Purchaser. Seller will secure the payment to the Purchaser of the monies due from a customer on bought Purchase Orders within six months. The security provided Purchaser by Seller for timely payment of a Qualified Purchase Order consists of all assets, patents and receivables currently held or obtained by the Seller until the Purchaser has recouped face value of any purchased Qualified Purchase Orders. The security provided herein is described in the Security Agreement attached hereto as Exhibit D.

1.14 Survival of Representations, Warranties, Covenants, Agreements and Remedies. Except as specifically provided otherwise herein, all representations, warranties, covenants, agreements and remedies of the parties hereto, shall survive the date hereof.

1.15. Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties hereto with respect to the transactions contemplated herein, supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there have been no warranties, representations or promises, written or oral, made by any of the parties hereto except as herein expressly set forth herein.

1.16 Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto, as well as their respective heirs, personal representatives, successors and assigns but no party may assign its obligations hereunder.

1.17. California Law Controls. This Agreement shall be construed in accordance with and shall be governed by the laws of the state of California without regard to its conflicts of law rules.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement the date first above written.

                                        KAZI MANAGEMENT VI, LLC


                                      By:__________________________




                                   QUINTEK TECHNOLOGIES, INC.

                                 By:  /s/ Robert Steele
                                     ---------------------------------------
                                      Robert Steele, Chief Executive Officer

                                    EXHIBIT A

                                 Form of Warrant


                                    EXHIBIT B

                          Registration Rights Agreement


                                    EXHIBIT C

                           Form of Additional Warrant


                                    EXHIBIT D

                               Security Agreement